ARTICLES OF AMENDMENT
TO
RESTATED ARTICLES OF INCORPORATION
OF
OSHKOSH TRUCK CORPORATION

        The undersigned officer of Oshkosh Truck Corporation, a Wisconsin corporation (the “Corporation”), incorporated under the Wisconsin Business Corporation Law, hereby certifies, in accordance with all applicable provisions of the Wisconsin Business Corporation Law, as follows:

1.	The name of the Corporation is “Oshkosh Truck Corporation”.

2.	Paragraph A of Article Third of the Company’s Restated Articles of Incorporation is amended to read in it entirety as follows:

A.	STOCK

The total number of shares of stock which the corporation shall have the authority to issue is one hundred fifty-four million six hundred thousand (154,600,000) shares itemized by classes as follows:

1.	One hundred fifty-two million six hundred thousand (152,600,000) shares of common stock, one cent ($.01) par value, divided into the following classes: (a) two million six hundred thousand (2,600,000) shares of Class A Common Stock (the “Class A Common Stock”); and (b) one hundred fifty million (150,000,000) shares of Common Stock (the “Common Stock”).

2.	Two million (2,000,000) shares of preferred stock, one cent ($.01) par value (the “Preferred Stock”).

3.	Paragraph AA of Article Third of the Corporation’s Restated Articles of Incorporation is amended to read in its entirety as follows:

AA.	STOCK

The total number of shares of stock which the corporation shall have the authority to issue is one hundred fifty-four million six hundred thousand (154,600,000) shares itemized by classes as follows:

1.	One hundred fifty-two million six hundred thousand (152,600,000) shares of common stock, one cent ($.01) par value, divided into the following classes: (a) two million six hundred thousand (2,600,000) shares of Class A Common Stock (the “Class A Common Stock”); and (b) one hundred fifty million (150,000,000) shares of Common Stock (the “Common Stock”) (the Class A Common Stock and the Common Stock are hereinafter collectively referred to as the “Common Shares”).

2.	Two million (2,000,000) shares of preferred stock, one cent ($.01) par value (the “Preferred Stock”).

4.	The foregoing amendments to the Corporation’s Restated Articles of Incorporation were submitted to the Corporation’s shareholders by the Board of Directors of the Corporation and were adopted by such shareholders on February 1, 2005, in accordance with Section 180.1003 of the Wisconsin Business Corporation Law.

Executed on behalf of the Corporation on the 1st day of February, 2005.

By: /s/ Bryan J. Blankfield
Bryan J. Blankfield
Executive Vice President, General Counsel
and Secretary

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